Exhibit 4

Aurion Prime Holdings Limited

Asia Leading Corporate Services (BVI) Limited

Asia Leading Chambers, Road Town

Tortola VG1110 British Virgin Islands

October 28, 2025

JAKOTA Capital AG

Attn: Ariane Gschwind

Im Grafenstein 30

8408 Winterthur

Switzerland

Re:	Convertible Loan Agreement

Dear Mrs. Gschwind:

This confirm and record our agreement relating to a loan (the “Loan”) by Aurion Prime Holdings Limited (the “Lender”) to JAKOTA Capital AG (the “Borrower”) in the principal amount of $2,644,311.48 (the “Principal Amount”). The Loan will be repaid through the delivery of shares of common stock of Crisp Momentum Inc., a Delaware corporation (the “Company”), on the terms and conditions set forth below:

1. The Lender has advanced the Principal Amount to the Borrower, and the Borrower hereby acknowledged and confirmed that it has drawn down the Loan in full on 25 April 2025 (the “Drawn Down Date”). The Loan carries no interest and has a maturity date of March 8, 2026 (the “Maturity Date”).

2. On the Maturity Date, the Borrower will repay the Loan in full by delivering to the Lender 213,250,926 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), representing a conversion price of $0.0124 per share. The Shares will be delivered free and clear of any liens, pledges, security interests, encumbrances or other adverse claims. This repayment obligation is mandatory and cannot be satisfied through cash payment.

3. On or before the Maturity Date, the Borrower will deliver to the Lender the original certificate(s) representing the Shares, duly endorsed for transfer to the Lender, or with appropriate executed stock powers attached. In the event the Shares are issued or held in electronic form, delivery shall be effected through the Company’s transfer agent by electronic book-entry transfer to the Lender’s designated account, together with all necessary transfer instructions and authorizations required to effect such transfer. The delivery of the Shares will constitute full satisfaction of the Borrower’s obligations under this agreement.

4. The Borrower undertakes to the Lender that:

(a) until conversion, all dividends, distributions, and any other economic benefit declared or payable in respect of the Shares from and after the Drawn Down Date shall accrue to the Lender. The Borrower shall pay or deliver such amounts to the Lender on Maturity Date; and

(b) it shall exercise any voting rights or consent rights relating to the Shares strictly in accordance with the written instructions of the Lender.

5. (a) As continuing security for repayment of the Loan and all other obligations of the Borrower hereby pledges and grants to the Lender a first-ranking security interest in (i) the Shares; and (ii) all dividends, distributions, and proceeds thereof (collectively, the “Collateral”).

(b) The Borrower shall execute all documents and take all necessary actions to prefect the security.

(c) Upon Default or Acceleration (as defined below), the Lender shall have full rights to enforce the security, sell or appropriate the Collateral.

6. The Borrower undertakes and agrees with the Lender that throughout the period beginning on the Drawn Down Date and ending on the Maturity Date, the Borrower shall, unless the Lender agrees in writing:

(a) not create or attempt or agree to create or permit to arise or exist any encumbrance over the Shares or any interest therein or otherwise assign, deal with or dispose of the Shares;

(b) not grant in favour of any other person any interest in or any option or other rights in respect of the Shares

(c) procure that the Company shall not declare or pay any dividend or other distribution to any person;

(d) at all times remain the registered holder and beneficial owner of the Shares; and

(e) not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value of the Shares.

7. The Borrower represents and warrants to the Lender that:

(a) the Borrower is the sole legal and beneficial owner of the Shares, free and clear of any and all liens, pledges, security interests, encumbrances or other adverse claims of any kind whatsoever;

(b) the Shares are duly authorized, validly issued and outstanding, and fully paid and non-assessable;

(c) the Borrower has full right, power and authority, without the necessity of any consent or approval of any other person or entity, to enter into and perform its obligations under this agreement, and to transfer the Shares to the Lender as provided herein;

(d) this agreement constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms; and

(e) the transfer of the Shares hereunder will not constitute a breach or violation of, or conflict with, any agreement, commitment or other obligation to which the Borrower is a party or by which the Borrower is bound. No person is entitled to any right of first refusal, tag-along right or any similar rights with respect to the purchase and sale of the Shares.

8. The Lender represents and warrants to the Borrower that (a) the Lender is an “accredited investor,” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, (b) the Lender has full power and authority to execute and deliver this agreement and perform its obligations hereunder, and (c) this agreement has been duly authorized by all necessary action on the part of the Lender and constitutes the valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, except to the extent limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally.

9. On and at any time after the occurrence of an Event of Default, the Lender in its absolute discretion may by written notice to the Borrower to declare the Loan (to the extent there has been no Conversion) to be immediately due and payable, together with all accrued interests thereon and any other sums then owned by the Borrower under this Agreement and, upon that declaration, such sums shall become immediately due and payable without demand or notice of any kind, all of which are hereby expressly waived by the Borrower.

10. Each of the following events is an Event of Default:

(a) the Borrower fails to pay any sum payable under this Agreement;

(b) the Borrower fails duly and punctually to perform or comply with any of its obligations or undertakings hereunder, and in respect only of a failure which in the opinion of the Lender is capable of remedy and which is not a failure to pay money, does not remedy such failure to the Lender’s satisfaction within 14 days after receipt of written notice from the Lender requiring it to do so;

(c) any representation or warranty made or deemed to be made by the Borrower in or in connection with this Agreement proves to have been incorrect or misleading in any respect considered by the Lender to be material;

(d) any indebtedness at any time (other than the Loan) of the Borrower or the Company is not paid when due;

(e) a creditor takes possession of all or a substantial part of the assets or business of the Borrower or the Company or any execution or other legal process is enforced against the asset or business of the Borrower or the Company and is not discharged within fourteen (14) days after such execution or enforcement;

(f) a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed or a notice is issued convening a meeting for the purpose of passing any resolution or any other step is taken by any person for the winding up, insolvency, administration, reorganization, reconstruction, dissolution or bankruptcy of the Borrower or the Company or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Borrower or the Company or of all or any part of its assets or business;

(g) any security under this Agreement becomes invalid, or the pledged or mortgaged property materially changes or becomes insufficient to cover the Loan; and

(h) the Borrower fails to deliver the Shares on or before the Maturity Date

11. ..If an Event of Default occurs, interest shall accrue on the Loan at the rate of 12% per annum from the date of Event of Default until actual payment in full. The Lender will also be entitled to pursue any and all remedies available at law or in equity.

12. All representations and warranties made by either party in this agreement will survive the repayment of the Loan. Each party will indemnify and hold harmless the other from and against any and all costs, claims, damages, losses, liabilities, deficiencies and expenses (including reasonable attorneys’ fees) that the other party may incur as a result of or by reason of any breach by the indemnifying party of any representation or warranty made by such party in this agreement.

13. This agreement will constitute the Borrower’s irrevocable authorization to the Company to transfer the record ownership of the Shares to the Lender on the books of the Company upon delivery of the Shares as contemplated herein.

14. From time to time from and after the date hereof, each party will execute and deliver to the other any and all further agreements, instruments, certificates and other documents as may reasonably be requested by the other party in order to more fully consummate the transactions described herein.

15. No withholding: The Borrower is solely and exclusively responsible for the satisfaction of its own local, state and federal tax and/or withholding that may be applicable to the amounts payable by it under this Agreement.

16. Each Party shall be responsible for paying all Taxes (if any) that are required to be paid by such Party pursuant to applicable tax laws and regulations of the relevant jurisdiction. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

17. This agreement may not be amended orally, and will be binding upon and inure to the benefit of each party and their respective heirs, executors, administrators, personal representatives, successors and assigns.

18. This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles. This agreement may be executed in counterparts.

If the foregoing fairly sets forth our entire agreement and understanding with regard to the transactions described herein, kindly confirm by countersigning and returning to the Lender and the Company a duplicate copy of this letter.

Very truly yours,

Aurion Prime Holdings Limited

/s/ Young Wai Yi Winnie
Name:	Young Wai Yi Winnie
Title:	Authorised person

Accepted, Confirmed and Agreed to:

JAKOTA Capital AG

/s/ Jolanta Kluzowska
Name:	Jolanta Kluzowska
Title:	Director